Exhibit 99.1

STEINER LEISURE LIMITED
Post Office Box N-9306
Suite 104A
Nassau, The Bahamas

For Release: IMMEDIATELY

Contact:    Leonard I. Fluxman, President and Chief Executive Officer (305) 358-9002, ext. 215

Steiner Leisure Limited Announces

Third Quarter 2008 Financial Results

NASSAU, THE BAHAMAS, October 29, 2008 - Steiner Leisure Limited (NASDAQ: STNR) today announced financial results for the third quarter and nine months ended September 30, 2008.

Steiner Leisure's revenues for the third quarter ended September 30, 2008 rose 3.0% to $144.7 million from $140.4 million during the comparable quarter in 2007. Net income for the third quarter of 2008 was $13.8 million compared with $11.4 million for the same quarter in 2007. Net income for the third quarter of 2008 includes a net $1.4 million gain resulting from the strengthening of the U.S. dollar against the British pound and the Euro.

Earnings per share for the third quarter ended September 30, 2008 was $0.89 per share, compared with $0.68 per share for the comparable quarter in 2007. The earnings per share data are presented on a diluted basis.

Revenues for the nine months ended September 30, 2008 rose 5.9% to $417.1 million from $394.0 million during the comparable nine months in 2007. Net income for the nine months ended September 30, 2008 was $34.1 million compared with $33.7 million for the same nine months in 2007.

Earnings per share for the nine months ended September 30, 2008 was $2.17 per share compared with $1.96 per share for the comparable nine months in 2007. The above earnings per share data are presented on a diluted basis.

Steiner Leisure Limited is a worldwide provider of spa services. The Company's operations include spas and salons on 133 cruise ships, and in 48 resort spas and two luxury day spas. Our cruise line and land-based resort customers include Carnival Cruise Lines, Caesars Entertainment, Celebrity Cruises, Crystal Cruises, Cunard/Seabourn Cruise Lines, Hilton Hotels, Holland America Line, Kerzner International, Marriott Hotels, Norwegian Cruise Lines, Princess Cruises and Royal Caribbean Cruises. Our Elemis Limited subsidiary manufactures its Elemis® brand products for use in our cruise ship and land-based spas. This top quality European line of beauty products is also distributed worldwide to exclusive hotels, salons, health clubs and destination spas. Elemis®, as well as other Steiner products, including La Therapie®, Ionithermie, and Steiner Hair Care, are available at www.timetospa.com

Steiner Leisure owns and operates five post secondary schools (comprised of a total of 17 campuses) located in Miami, Orlando, Pompano Beach and Sarasota, Florida; Baltimore, Maryland; Charlottesville, Virginia; York, Pennsylvania; Salt Lake City and Lindon, Utah; Las Vegas, Nevada; Tempe and Phoenix, Arizona; Westminster and Aurora, Colorado; and Newington, Groton and Westport, Connecticut. Offering degree and non-degree programs in massage therapy and, in some cases, skin care, these schools train and qualify spa professionals for health and beauty positions within the Steiner family of companies or other industry entities.

The Company will be holding a conference call at 11:00 am (EST) on Thursday, October 30, 2008. Clive E. Warshaw, Chairman of the Board, and Leonard I. Fluxman, President and Chief Executive Officer, will discuss the contents of this press release.

If you wish to participate in this conference call, please call (517) 308-9020 for domestic and international calls approximately ten minutes before the scheduled time. The password is "Steiner". The call is available for replay from Thursday, October 30, 2008 (approximately 3 hours after the call takes place) through Thursday, November 6, 2008 at approximately 5:00 pm (EST). You may reach it by dialing (203) 369-0247 for both domestic and international calls.

SELECTED FINANCIAL DATA

($ and shares in thousands, except per share data)

(Unaudited)

	Third Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenues:
Services	$96,400	$92,682	$276,843	$263,498
Products	48,283	47,749	140,229	130,509
Total revenues	144,683	140,431	417,072	394,007

Cost of Sales:
Cost of services	79,079	75,269	226,514	212,253
Cost of products	31,240	35,185	97,199	93,901
Total cost of sales	110,319	110,454	323,713	306,154
Gross profit	34,364	29,977	93,359	87,853

Operating Expenses:
Administrative	8,667	8,332	24,485	23,841
Salary and payroll taxes	10,578	9,452	31,599	28,092
Total operating expenses	19,245	17,784	56,084	51,933
Income from operations	15,119	12,193	37,275	35,920

Other Income (Expense):
Interest expense	(32)	(132)	(247)	(280)
Other income	103	397	354	1,352
Total other income (expense)	71	265	107	1,072

Income before provision for income taxes	15,190	12,458	37,382	36,992

Provision for income taxes	1,398	1,085	3,316	3,278

Net income	$13,792	$11,373	$34,066	$33,714

Income per share:
Basic	$0.91	$0.69	$2.20	$2.00
Diluted (1)	$0.89	$0.68	$2.17	$1.96

Weighted average shares outstanding:
Basic	15,211	16,519	15,451	16,818
Diluted	15,419	16,837	15,649	17,182

Notes:

  Considers the impact of stock options outstanding of a subsidiary's common stock of $76,000 for the three months ended September 30, 2008 and $64,000 and $37,000 for the nine months ended September 30, 2008 and 2007, respectively. The impact was anti-dilutive for the three months ended September 30, 2007.

STATISTICS

	Third Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Average number of ships served[1]:	132	129	128	127
Spa	98	95	96	94
Non-Spa	34	34	32	33

Average total number of staff on ships served:	2,132	2,021	2,057	1,976
Spa	1,889	1,784	1,821	1,737
Non-Spa	243	237	236	239

Revenue per staff per day[2]:	$484	$503	$474	$477
Spa	$504	$523	$495	$498
Non-Spa	$325	$357	$311	$331

Average weekly revenues:	$54,822	$55,213	$53,320	$52,058
Spa	$68,008	$68,395	$65,776	$64,773
Non-Spa	$16,417	$17,684	$16,030	$16,533

Average number of land-based spas served [3]	50	53	52	54

Average weekly land-based spas revenues	$25,338	$25,880	$27,553	$26,191

Total schools revenues	$13,681,000	$11,804,000	$36,503,000	$35,154,000

Total wholesale and retail product revenues	$19,771,000	$16,892,000	$57,115,000	$46,099,000

_____________

1 Average number of ships served reflects the fact that during the period ships were in and out of service and, accordingly, the number of ships served during the period varied.

2 Revenue includes all sales of services and products on ships. Staff includes all shipboard employees. Per day refers to each day that a cruise ship is in service.

3 Average number of land-based day spas operated reflects the fact that during the period spas were opened or closed and, accordingly, the number of spas served during the period varied.